AMENDMENT NO. 1 TO

THE TRUST INDENTURE AND AGREEMENT,

DATED NOVEMBER 8, 2002

BETWEEN

INVESCO POWERSHARES CAPITAL MANAGEMENT LLC, AS SPONSOR

AND

THE BANK OF NEW YORK MELLON, AS TRUSTEE

This Amendment No. 1 to the Trust Indenture and Agreement, dated April 26, 2018, and effective as of June 4, 2018 (the “Amendment”), between Invesco PowerShares Capital Management LLC, as sponsor (in such capacity, the “Sponsor”) and The Bank of New York Mellon, as trustee (in such capacity, the “Trustee”) amends the Trust Indenture and Agreement, dated November 8, 2002 (the “Indenture”), between the Sponsor and the Trustee. Defined terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

WHEREAS, the parties hereto have entered into the Indenture, which sets forth certain of its provisions in full and incorporates other of its provisions by reference to the Standard Terms and Conditions of Trust, dated and effective as of November 8, 2002, as amended on February 4, 2004, November 16, 2012, August 2, 2017, and January 26, 2018 (the “Agreement” and, together with the Indenture the “Indenture and Agreement”), between the Sponsor and the Trustee; and

WHEREAS, the BLDRS Europe 100 ADR Index Fund is currently known by the name “BLDRS Europe Select ADR Index Fund;” and

WHEREAS, the parties hereto wish to ratify the foregoing name change and wish to further change the names of the BLDRS Index Funds as described herein; and

WHEREAS, in furtherance of the foregoing, the parties hereto desire to amend the Indenture as more fully set forth below;

NOW THEREFORE, in consideration of the premises and of the mutual agreement contained herein, the Sponsor and the Trustee agree as follows:

1. The parties agree that, effective September 19, 2011, the name of the BLDRS Europe 100 ADR Index Fund was changed to BLDRS Europe Select ADR Index Fund for all purposes of the Indenture.

2. The second recital in the Indenture shall be deleted in its entirety and replaced with the following:

“WHEREAS, the parties now desire to create four (4) different index funds (each, an “Invesco BLDRS Index Fund” or a “Fund”), each of which shall be a separate and distinct “Trust” or “Trust Fund” as such terms are defined in Section 1.01 of the Standard Terms and which shall be known as and designated as follows: “Invesco BLDRS Asia 50 ADR Index Fund,” “Invesco BLDRS Developed Markets 100 ADR Index Fund,” “Invesco BLDRS Emerging Markets 50 ADR Index Fund” and “Invesco BLDRS Europe Select ADR Index Fund;”.

3. Any references to the “BLDRS Asia 50 ADR Index Fund,” “BLDRS Developed Markets 100 ADR Index Fund,” “BLDRS Emerging Markets 50 ADR Index Fund” and “BLDRS Europe 100 ADR Index Fund” in the Indenture and Agreement shall be deemed references to “Invesco BLDRS Asia 50 ADR Index Fund,” “Invesco BLDRS Developed Markets 100 ADR Index Fund,” “Invesco BLDRS Emerging Markets 50 ADR Index Fund” and “Invesco BLDRS Europe Select ADR Index Fund,” respectively. Any references to the “BLDRS Index Funds Trust” in the Indenture and Agreement shall be deemed a reference to “Invesco BLDRS Index Funds Trust.” Any references to the “BLDRS Index Fund” and “BLDRS Index Funds” in the Indenture and Agreement shall be deemed references to “Invesco BLDRS Index Fund” and “Invesco BLDRS Index Funds,” respectively.

4. The Sponsor acknowledges that “BLDRS” is a registered trademark of The Bank of New York Mellon.

5. Pursuant to Section 10.01 of the Agreement, the parties hereby agree that this Amendment is made in compliance with the provisions of Section 10.01(a) thereof and that the parties hereto have determined in good faith that the change contained in this Amendment will not adversely affect the interests of Beneficial Owners.

6. Pursuant to Section 10.01 of the Agreement, the Sponsor shall publish notice of this Amendment on the Sponsor’s website promptly following execution of this Amendment and shall include the text of the Amendment in the annual report provided to Beneficial Owners pursuant to Section 3.05 of the Agreement.

7. Except as amended hereby, the Indenture and Agreement now currently in effect are in all respects ratified and confirmed hereby, and this Amendment and all of its provisions shall be deemed to be part of the Indenture and Agreement.

8. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws thereof, and all laws or rules of construction of such State shall govern the rights of the parties thereto and the Beneficial Owners and the interpretation of the provisions hereof.

9. This Amendment may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute but one and the same Amendment. Each of the parties hereto acknowledges having received an executed counterpart of this Amendment. Facsimile and PDF or other similar format signatures shall be acceptable and binding.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date hereof.

INVESCO POWERSHARES CAPITAL
MANAGEMENT LLC, as Sponsor

By:	/s/ Anna Paglia
Name: Anna Paglia
Title: Head of Legal

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Gerard Connors
Name: Gerard Connors
Title: Vice President